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                                                                     EXHIBIT 4.1

                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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ARTICLE 1. PURPOSE


         SECTION 1.1. In recognition of the services provided by certain key employees and to make additional retirement benefits available to such employees, on a tax-favored basis, USA Education, Inc. hereby adopts a deferred compensation plan (the "Plan"), effective December 8. 1998.

ARTICLE 2. DEFINITIONS


         SECTION 2.1 The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

         AFFILIATE. "Affiliate" means any firm, partnership, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company, provided such Affiliate is designated as such by the Committee. "Affiliate" also includes any other organization similarly related to the Company that is designated as such by the Committee.

         BENEFICIARY. "Beneficiary" means the person or persons designated as such in accordance with Section 12.3.

         BOARD. "Board" means the Board of Directors of USA Education, Inc.

         BONUS. "Bonus" means any bonus earned pursuant to the Management Incentive Plan and any other bonus designated by the Committee as eligible to be deferred pursuant hereto.

         BONUS DEFERRAL. "Bonus Deferral" means that portion of Bonus as to which a Participant has made an election to defer receipt of pursuant to the terms of this Plan.

         CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         COMMITTEE. "Committee" means the Sallie Mae Deferred Compensation Plan Committee, as appointed by the Board to administer the Plan.

         COMPANY. "Company" means USA Education, Inc. and any Affiliate, unless the Affiliate has made an affirmative election not to adopt the Plan. A Company may revoke its participation in the Plan at any time, but until such revocation, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Company. In the event a Company revokes its participation in the Plan, the Plan shall be deemed terminated only with respect to such Company.

         DISABLED. "Disabled" means a mental or physical condition which qualifies a Participant for a disability retirement benefit under the Retirement Plan.

         DISTRIBUTION OPTION. "Distribution Option" means one of the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option, both described in Section 7.

         DISTRIBUTION OPTION ACCOUNT. "Distribution Option Account" or "Account" means the account established on behalf of a Participant, on the books of the Company, pursuant to Section 5.1, which shall be comprised of a Retirement Distribution Account and/or one or more In-Service Distribution Accounts.

         DISTRIBUTION OPTION PERIOD. "Distribution Option Period" means, with respect to the In-Service Distribution Account only, a period of five Plan Years for which an Eligible Employee elects, in the Enrollment Agreement for the first such Plan Year, the time and manner of payment of amounts


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         credited to the Eligible Employee's In-Service Distribution Option
         Account for all Plan Years in the Distribution Option Period.

         EARNINGS CREDITING OPTIONS. "Earnings Crediting Options" means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant's Distribution Option Account.

         EFFECTIVE DATE. "Effective Date" means the effective date of the Plan which is December 8, 1998.

         ELIGIBLE EMPLOYEE. "Eligible Employee" means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company and who is designated by the Committee as eligible to participate in the Plan.

         EMPLOYEE. "Employee" means any individual employed by the Company, in accordance with the personnel policies and practices of the Company, including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an "Employee" for purposes of the Plan, the individual must be a member of a group of "key management or other highly compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended.

         END TERMINATION DATE. "End Termination Date" means the date of termination of a Participant's Service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

         ENROLLMENT AGREEMENT. "Enrollment Agreement" means the authorization form, in form and substance, satisfactory to the Committee, which an Eligible Employee files with the Committee in order to participate in the Plan.

         IN-SERVICE DISTRIBUTION ACCOUNT. "In-Service Distribution Account" means the account maintained on behalf of a Participant for each Distribution Option Period to which Salary and/or Bonus Deferrals are credited, pursuant to the In-Service Distribution Option.

         IN-SERVICE DISTRIBUTION OPTION. "In-Service Distribution Option" means the Distribution Option, pursuant to which benefits are payable in accordance with Section 7.2.

         MANAGEMENT INCENTIVE PLAN. "Management Incentive Plan" means the plan adopted by the Company, including any amendments thereto and any plan adopted in substitution or replacement thereof, pursuant to which bonuses will be determined for certain management employees.

         PARTICIPANT. "Participant" means an Eligible Employee who has filed a complete Enrollment Agreement with the Committee or its designee, in accordance with the provisions of Section 4, and who is making Salary and/or Bonus Deferrals into the Plan. In the event that the Participant becomes incompetent, the term shall mean his personal representative or guardian, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement. In the event of the death of a Participant, the term shall mean his Beneficiary, who shall have the rights of a Participant, except the right to change the form and timing of the commencement of benefits elected by the Participant on the Enrollment Agreement. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

         PLAN. "Plan" means this plan, called the Sallie Mae Deferred Compensation Plan for Key Employees, as amended from time to time.

         PLAN YEAR. "Plan Year" means the 12-month period beginning on each January 1 and ending on the following December 31.


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         RETIREMENT. "Retirement" means the termination of the Participant's
         Service with the Company (for reasons other than death) at or after attaining Normal Retirement Age, as that term is defined in the Retirement Plan.

         RETIREMENT DISTRIBUTION ACCOUNT. "Retirement Distribution Account" means the account maintained on behalf of a Participant to which Salary and/or Bonus Deferrals and Supplemental Company Contributions are credited, pursuant to the Retirement Distribution Option.

         RETIREMENT DISTRIBUTION OPTION. "Retirement Distribution Option" means the Distribution Option, pursuant to which benefits are payable in accordance with Section 7.1.

         RETIREMENT PLAN. "Retirement Plan" means the Sallie Mae pension plan, as it may be amended from time to time.

         SALARY. "Salary" means the total amount of cash remuneration paid by the Company to an Eligible Employee for any calendar year of employment as base salary and/or severance payments, including the Participant's contributions of Salary under this Plan, any elective deferrals, as defined in section 402(g) of the Code, and any compensation contributed on behalf of an Eligible Employee to any cafeteria plan, as defined in section 125 of the Code, maintained by the Company or an Affiliate, but not taking into account any Company contributions to a defined benefit plan or supplemental defined benefit plan, any fringe benefits, moving and relocation expenses and other forms of welfare benefits.

         SALARY DEFERRAL. "Salary Deferral" means that portion of Salary as to which a Participant has made an annual election to defer receipt of, pursuant to the terms of this Plan.

         SALLIE MAE. "Sallie Mae" means USA Education, Inc.

         SERVICE. "Service" means the period of time during which an employment relationship exists between an Employee and the Company, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. "Service" also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.

         SUPPLEMENTAL COMPANY CONTRIBUTIONS. "Supplemental Company Contributions" means those contributions made by the Company and credited to the Retirement Distribution Account of certain Participants, pursuant to Section 4.4.

         VALUATION DATE. "Valuation Date" means the last day of any Plan Year and any other date selected by the Committee.

ARTICLE 3. ADMINISTRATION OF THE PLAN AND DISCRETION
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         SECTION 3.1. The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan, and to make any other determinations and to take any other actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case lie within its sole discretion, and shall be final, conclusive and binding upon any Company, the Board, all Employees, all Beneficiaries of Employees and all persons and entities having an interest therein. Notwithstanding any provision in this Plan to the contrary, the Committee shall have no authority to take any action or make any decision which impacts solely on the Plan benefits of the members of the Committee. In addition, no member of the Committee shall have authority to take action or make any decision which impacts solely on the Plan benefits of the member of the Committee.


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         SECTION 3.2. Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.

         SECTION 3.3. Sallie Mae shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

         SECTION 3.4. Any decisions, actions or interpretations to be made under the Plan by the Committee shall be made in its respective sole discretion, not as a fiduciary, and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4. PARTICIPATION
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         SECTION 4.1. ELECTION TO PARTICIPATE: SALARY DEFERRALS. Annually, all
         Eligible Employees will be offered the opportunity to defer Salary to be earned in the following Plan Year. Any Eligible Employee may enroll in the Plan, effective as of the first day of a Plan Year, by filing a complete and fully executed Enrollment Agreement with the Committee by a date established by the Committee, but in no event later than the last day of the preceding Plan Year. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage of Salary to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), such percentage to be stated as a whole number, and (b) the Distribution Option applicable to such Salary Deferrals. A Participant shall allocate his or her Salary Deferrals between the Distribution Options in increments of ten percent, provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options.

                  The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Eligible Employees prior to the commencement of a Plan Year.

                  Once a Participant files an Enrollment Agreement with respect to Salary to be earned in the subsequent Plan Year, he may not change the percentage of Salary to be deferred or the allocation of such deferrals between the Distribution Options, except that he may file an election to suspend Salary Deferrals. Any such election to suspend Salary Deferrals shall be effective with respect to the first pay period that begins at least 30 days following the date on which such request to suspend Salary Deferrals is received by the Committee. Any suspension shall be effective for the remainder of the Plan Year.

         SECTION 4.2. ELECTION TO PARTICIPATE: BONUS DEFERRALS. Annually, all Eligible Employees will be offered the opportunity to defer Bonus earned in such Plan Year and payable in the following Plan Year. An Enrollment Agreement to make such Bonus Deferrals must be filed by such date established by the Committee, but in no event later than the last day of the second quarter of the Plan Year in which such Bonus is earned, except for the bonus earned for 1998, which may be deferred by special election on or before December 31, 1998. Pursuant to said Enrollment Agreement, the Eligible Employee shall elect (a) the percentage of Bonus to be deferred (pursuant to payroll reduction, and after required payroll taxes have been deducted), such percentage to be stated as a whole number, and (b) the Distribution Option applicable to such Bonus Deferrals. A Participant shall allocate his or her Bonus Deferrals between the Distribution Options in increments of ten percent, provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options.


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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                  The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Eligible Employees prior to the commencement of a Plan Year.

                  Once a Participant files an Enrollment Agreement with respect to Bonus earned in the Plan Year, he may not change the percentage of Bonus to be deferred or the allocation of such deferrals between the Distribution Options.

         SECTION 4.3. NEWLY ELIGIBLE EMPLOYEES. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a complete and fully executed Enrollment Agreement, in accordance with Sections 4.1 and 4.2, as soon as practicable following the date the Employee becomes an Eligible Employee but, in no event later than 30 days after such date. Any election by an Eligible Employee, pursuant to this Section, to defer Salary shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed. Notwithstanding anything in this Section to the contrary, a newly Eligible Employee shall not be eligible to elect to defer any Bonus earned in the Plan Year in which he first becomes an Eligible Employee, if he becomes an Eligible Employee after June 30 of the Plan Year.

         SECTION 4.4. SUPPLEMENTAL COMPANY CONTRIBUTIONS. The Company may make a Supplemental Company Contribution, if necessary, to make up for any contributions under the Sallie Mae 401(k) Savings Plan and the Retirement Plan that a Participant would have received in such plans if he had not elected to make Salary Deferrals or Bonus Deferrals pursuant to the terms of this Plan. Any Supplemental Company Contribution shall be credited to the Retirement Distribution Account.

         SECTION 4.5. TRANSFERS FROM OTHER PLANS OF DEFERRED COMPENSATION. The Company may credit an Eligible Employee with an amount under this Plan equal to the amount credited under a prior plan of deferred compensation maintained by the Company or its predecessor on behalf of a selected group of management and highly compensated employees. Any such amount shall be credited to the Retirement Distribution Account.


ARTICLE 5. DISTRIBUTION OPTION ACCOUNTS
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         SECTION 5.1. DISTRIBUTION OPTION ACCOUNTS. The Committee shall establish on its books a hypothetical account for a Participant. This account shall be referred to as the Distribution Option Account. Each Distribution Option Account shall be comprised of one or more sub-accounts. One sub-account shall be referred to as the Retirement Distribution Account. Generally, the distribution of amounts credited to the Retirement Distribution Account shall be subject to Section 7.1. The other sub-accounts shall be referred to as In-Service Distribution Accounts. One In-Service Distribution Account shall be established for each five-year Distribution Option Period. Supplemental Company Contributions, when credited, are credited only to the Retirement Distribution Account.

         SECTION 5.2. EARNINGS ON DISTRIBUTION OPTION ACCOUNTS. A Participant's Distribution Option Account shall be credited with earnings in accordance with the Earnings Crediting Options, elected by the Participant from time to time, until such Account is fully distributed. Participants may allocate their Retirement Distribution Account and/or each of their In-Service Distribution Accounts among the Earnings Crediting Options available under the Plan only in accordance with rules and procedures adopted by the Committee. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of such Earnings Crediting Option, and shall equal the total return of such Earnings Crediting Option, net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         SECTION 5.3. EARNINGS CREDITING OPTIONS. Notwithstanding that the rates of return credited to Participants' Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the Earnings Crediting Options, the Company shall not be obligated to invest any Salary or Bonus Deferrals, Supplemental Company Contributions, or any other amounts, in such Earnings Crediting
         Options.

         SECTION 5.4. CHANGES IN EARNINGS CREDITING OPTIONS. A Participant may change the Earnings Crediting Options to which his Distribution Option Account is deemed to be allocated with whatever frequency is determined by the Committee, which shall not be less than four times per Plan Year; provided however, that changes in Earnings Crediting Options based on the investment performance of Sallie Mae common stock that would affect the time and manner of payment of a Retirement Distribution Account will be effective only if it is filed at least six months prior to Retirement and in the Plan Year preceding the Plan Year in which the Participant's Retirement occurs. Each such change may include (a) reallocation of the Participant's existing Retirement Distribution Account and In-Service Distribution Accounts among the Earnings Crediting Options, and/or (b) reallocation of Earnings Crediting Options with respect to amounts to be credited to the Participant's Account in the future, as the Participant may elect. Any such change must be in accordance with the rules and procedures adopted by the Committee.

         SECTION 5.5. VALUATION OF ACCOUNTS. The value of a Participant's Distribution Option Account as of any Valuation Date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 through the Valuation Date preceding such date, less the amounts therefore deducted from such Account.

         SECTION 5.6. STATEMENT OF ACCOUNTS. The Committee shall provide to each Participant, not less frequently than annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Account.

         SECTION 5.7. DISTRIBUTION FROM ACCOUNTS. The Participant's Distribution Option Account shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. Any distribution made to or on behalf of a Participant from his Distribution Option Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.


ARTICLE 6. DISTRIBUTION OPTIONS
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         SECTION 6.1. ELECTION OF DISTRIBUTION OPTION. In the first Enrollment
         Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee's Distribution Option Account will be paid. The Eligible Employee may elect that deferrals be paid either in accordance with the Retirement Distribution Option, or the In-Service Distribution Option. Any deferrals to be paid in accordance with the Retirement Distribution Option shall be maintained in the Retirement Distribution Account. Any deferrals to be paid in accordance with the In-Service Distribution Option shall be maintained in an In-Service Distribution Account, one such In-Service Distribution Option being established for each Distribution Option Period.

         SECTION 6.2. RETIREMENT DISTRIBUTION OPTION. An election as to the time and manner of payment of a Retirement Distribution Account shall be applicable to all amounts in the Retirement Distribution Account; except that an election as to the time and manner of payment of amounts deemed to be allocated to SALLIE MAE stock as an Earnings Crediting Option may be different from an election as to the remainder of the Retirement Distribution Account. Elections may be changed at any time prior to Retirement by filing a new election with the Committee; except that any such election change will only be effective if it is filed at least six months prior to Retirement and in the Plan Year


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         preceding the Plan Year in which the Participant's Retirement occurs.
         Once a Participant terminates Services on account of Retirement, he may not change his election with respect to the timing and manner of payment of his Retirement Distribution Account.

         SECTION 6.3. IN-SERVICE DISTRIBUTION OPTION. The time and manner of payment elected with respect to an In-Service Distribution Account must be elected on the Enrollment Agreement at the time Salary or Bonus Deferrals are first directed into the In-Service Distribution Account. The election of the time and manner of payment will be applicable to all amounts in the In-Service Distribution Account and cannot be changed until the Distribution Option Period has terminated and a new Distribution Option Period has begun, at which time, a new In-Service Distribution Account shall he established for future deferrals.

                  Amounts credited to the In-Service Distribution Account must be deferred for at least two years. Therefore, if a Participant selects a commencement date that is not at least two years beyond the last day of the Distribution Option Period, then any deferrals that would be made within two years of the elected commencement date shall automatically be credited to the Retirement Distribution Account.

                  Amounts credited to the In-Service Distribution Account must remain in the In-Service Distribution Account for at least two years. In the event a Participant's In-Service Distribution Account includes amounts deferred within two years of the date on which the Participant has elected a distribution of his In-Service Distribution Account, deferrals in an amount equal to the deferrals made within the prior two-year period, measured from the date of distribution, and earnings attributable to such amounts, shall remain credited to the In-Service Distribution Account until all such deferrals have been credited to the Plan for two years, at which time, they shall be distributable as soon as administratively feasible in accordance with the Participant's election.

ARTICLE 7. DISTRIBUTION OF BENEFITS TO PARTICIPATNTS
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         SECTION 7.1. BENEFITS UNDER THE RETIREMENT DISTRIBUTION OPTION.
         Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

                           (a) BENEFITS UPON RETIREMENT. In the case of a
                  Participant whose Service with the Company terminates on account of his Retirement, the Participant's Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in accordance with Section 6.2: (i) in a lump sum, (ii) in annual installments, or (iii) in accordance with any formula elected by the Participant that is mathematically derived and is acceptable to the Committee; except that, if elected by a Participant, amounts deemed to be allocated to SALLIE MAE stock as an Earnings Crediting Option shall be made in a lump sum in SALLIE MAE stock. A Participant's Retirement Distribution Account must be distributed in full before the end of the fortieth year following the year in which occurs the Participant's Retirement.

                           The Participant's Retirement Distribution Account
                  shall be distributed, as elected by the Participant, no later than January 31 of the Plan Year immediately following (1) the Plan Year in which the Participant's Retirement occurs, or (2) the Plan Year in which the Participant attains an age specified in the Enrollment Agreement provide the Participant's Retirement has occurred; except that, if elected by a Participant, amounts deemed to be allocated to SALLIE MAE stock as an Earnings Crediting Option shall be made within 60 days of Retirement.

                           A lump sum benefit shall equal the value of the
                  Retirement Distribution Account as of the Valuation Date immediately preceding the date of payment. The first annual installment payment shall equal (i) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement,


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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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                  pursuant to which such Retirement Distribution Account was established. The remaining annual installments shall equal (i) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding Plan Year divided by (ii) the number of installments remaining."

                           (b) BENEFITS UPON TERMINATION OF EMPLOYMENT. A
                  Participant may also elect on the Enrollment Agreement to have his Retirement Distribution Account paid in the form of a lump sum if he should terminate Service prior to his Retirement. Such lump sum will be distributed as soon as administratively feasible following the date that is 12 months from the End Termination Date; except that, if elected by a Participant, amounts deemed to be allocated to SALLIE MAE stock as an Earnings Crediting Option shall be made within 60 days of his End Termination Date.

         SECTION 7.2. BENEFITS UNDER THE LN-SERVICE DISTRIBUTION OPTION. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

                           (a) In-Service Distributions. In the case of a
                  Participant who continues in Service with the Company, the Participant's In-Service Distribution Account for any Distribution Option Period shall be paid to the Participant commencing no later than January 31 of the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, in one lump sum or in annual installments payable over 2, 3, 4, or 5 years. Any lump sum benefit payable in accordance with this paragraph shall be paid not later than January 31 of the Plan Year elected by the Participant in accordance with Section 6.3, in an amount equal to the value of such In-Service Distribution Account as of the Valuation Date immediately preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year as elected by the Participant in accordance with Section 6.3, in an amount equal to (i) the value of such In-Service Distribution Account as of the Valuation Date immediately preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (i) the value of such In-Service Distribution Account as of the Valuation Date immediately preceding Plan Year divided by (ii) the number of installments remaining.

                           (b) A Participant may also elect on the Enrollment
                  Agreement to have his In-Service Distribution Account paid in the form of a lump sum if he should terminate Service prior to his Retirement. For Participants who are Executive Officers for purposes of proxy disclosure, such lump sum will be distributed in SALLIE MAE stock no later than 60 days following termination of Service. For other Participants, such lump sum will be distributed as soon as administratively feasible following the date that is 12 months from the End Termination Date and such an election shall be subject to the provisions of Section 6.3.

ARTICLE 8. DISABILITY
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         SECTION 8.1. In the event a Participant becomes Disabled, the
         Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant is first eligible to receive a disability retirement benefit from the Retirement Plan. The Participant's Retirement Distribution Account, if any, shall be distributed to the Participant in accordance with Section 7.1 (a), treating the day on which he first becomes eligible for a disability benefit from the Retirement Plan as his retirement date. The Participant's In-Service Distribution Accounts, if any, will be distributed to the Participant in accordance with Section 7.2(a), without regard to the fact that the Participant became Disabled.

ARTICLE 9. SURVIVOR BENEFITS
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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
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         SECTION 9.1. DEATH OF PARTICIPANT PRIOR TO THE COMMENCEMENT OF
         BENEFITS. In the event of a Participant's death prior to the commencement of benefits in accordance with Section 7, benefits shall be paid to the Participant's Beneficiary, as determined under Section 12.3, pursuant to Section 9.2 or 9.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant. The Participant's Beneficiary shall be treated as the Participant for purposes of the Plan and shall have the authority to elect the Earnings Crediting Options in the same manner as the Participant. In addition, the Beneficiary may elect to receive an accelerated distribution, pursuant to Section 11, or an Emergency Benefit, pursuant to Section 10. However, the Beneficiary shall not be entitled to change the form and timing of distribution as elected on the Enrollment Agreement.

                  Notwithstanding any provisions in this Section 9 to the contrary, in the event there is no designated Beneficiary, or the Beneficiary has predeceased the Participant, the Participant's Distribution Option Account shall be distributed to the Participant's estate in the form of a lump sum as soon as administratively feasible following the Participant's death.

         SECTION 9.2. SURVIVOR BENEFITS UNDER THE RETIREMENT DISTRIBUTION OPTION. A Participant may elect on the Enrollment Agreement the time and manner of payment of his Retirement Distribution Account in the event he dies prior to the commencement of distributions from such Retirement Distribution Account pursuant to Section 7.1. The Participant may elect that his Retirement Distribution Account be paid to his Beneficiary (a) in a lump sum as soon as practicable following the Participant's death, or (b) in the form, and at the time, that the Retirement Distribution Account would have been payable to the Participant, assuming the Participant retired at age 65. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant.

         SECTION 9.3. SURVIVOR BENEFITS UNDER THE IN-SERVICE DISTRIBUTION OPTION. A Participant may elect on the Enrollment Agreement the time and manner of payment of his In-Service Distribution Account in the event he dies prior to the commencement of distributions from such In-Service Distribution Account pursuant to Section 7.2. The Participant may elect that his In-Service Distribution Account be paid to his Beneficiary (a) in a lump sum as soon as practicable following the Participant's death, or (b) in the form, and at the time, that the In-Service Distribution Account would have been payable to the Participant. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such benefit is paid. The amount of any annual installment benefit payable in accordance with this Section shall equal (a) the value of such Retirement Distribution Account as of the Valuation Date immediately preceding the date on which such installment is paid, divided by (b) the number of annual installments remaining to be paid pursuant to the election of the Participant.

         SECTION 9.4. DEATH OF PARTICIPANT AFTER BENEFITS HAVE COMMENCED. In the event a Participant dies after annual installments from his Distribution Option Account have commenced, but before the entire balance of such Account has been paid, any remaining installments shall continue to be paid to the Participant's Beneficiary, as determined under Section 12.3, at such times and in such amounts as they would have been paid to the Participant had he survived.

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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
--------------------------------------------------------------------------------

ARTICLE 10. EMERGENCY BENEFIT
--------------------------------------------------------------------------------

         SECTION 10.1. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the vested portion of his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 12.9 (the "Emergency Benefit"). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty, loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant's In-Service Distribution Accounts, if any, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the In-Service Accounts, the Retirement Distribution Account may be accessed. However, no Emergency Benefit may be distributed from deferrals, and earnings attributable to such deferrals, that have been credited to the Plan less than two years. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further Salary or Bonus Deferrals for the remainder of such Plan Year. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with section 457(d)(1)(A)(iii) of the Code.

ARTICLE 11. ACCELERATED DISTRIBUTION
--------------------------------------------------------------------------------

         SECTION 11.1. AVAILABILITY OF WITHDRAWAL PRIOR TO THE COMMENCEMENT OF DISTRIBUTIONS. Upon the Participant's written election, the Participant may elect to withdraw all or a portion of the Participant's Distribution Option Account at any time prior to the time such Distribution Option Account is otherwise payable under the Plan, provided the conditions specified in Sections 11.3, 11.4, and 11.5 are satisfied. However, no amount may be distributed from deferrals, and earnings attributable to such deferrals, that have been credited to the Plan less than two years.

         SECTION 11.2. ACCELERATION OF PERIODIC DISTRIBUTIONS. Upon the Participant's written election, the Participant or Participant's Beneficiary who is receiving installment payments under the Plan may elect to have all or a percentage of the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Sections 11.3, 11.4 and 11.5 are satisfied.

         SECTION 11.3. FORFEITURE PENALTY. In the event of a withdrawal pursuant to Section 11.1, or an accelerated distribution pursuant to Section 11.2, the Participant shall forfeit from the sub-account of his Distribution Option Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable sub-account prior to giving effect to the requested withdrawal or acceleration. The Participant and the Participant's Beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant's Beneficiary or any other person with regard to the forfeited amount

         SECTION 11.4. MINIMUM WITHDRAWAL. In no event shall the amount withdrawn in accordance with Section 1 1.1 or 11.2 be less than 25% of the amount credited to the Participant's Distribution Option Account immediately prior to the withdrawal.

         SECTION 11.5. SUSPENSION FROM DEFERRALS. In the event of a withdrawal pursuant to Section 11.1 or 11.2, a Participant who is otherwise eligible to make deferrals under Section 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during

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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
--------------------------------------------------------------------------------

         which the withdrawal is made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent Salary and Bonus Deferrals for such Plan Year.

ARTICLE 12. EARNINGS CREDITING OPTION BASED ON COMPANY STOCK
--------------------------------------------------------------------------------

         SECTION 12.1. INSIDERS. Effective February 1, 2001, notwithstanding any other provision of the Plan, elections by "Insiders" (Participants who, as of February 1, 2001, and at any time subsequent to February 1, 2001, are considered by the Company to be subject to Section 16b of the Securities Exchange Act of 1934) to have their Distribution Option Account deemed to be invested in Company stock may not be changed. Further, any portion of an Insider's Distribution Option Account deemed to be invested in Company stock shall be distributed in a lump sum, in the form of Company stock within 60 days of separation from service.

ARTICLE 13. MISCELLANEOUS
--------------------------------------------------------------------------------

         SECTION 13.1. AMENDMENT AND TERMINATION. The Plan may be amended, suspended, discontinued or terminated at any time by the Committee; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Accounts as of the effective date of such amendment, suspension, discontinuance or termination.

         SECTION 13.2. CLAIMS PROCEDURE.
                       -----------------

                  (a) Claim

                  A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Plan Administrator, setting forth the claim.

                  (b) Claim Decision

                  Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                  If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

                           (1) The specific reason or reasons for such denial:

                           (2) The specific reference to pertinent provisions of this Agreement on which such denial is based;

                           (3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; and

                           (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review.

                  (c) Request for Review

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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
--------------------------------------------------------------------------------

                  Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Plan Administrator. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

                  (d) Review of Decision

                  Within sixty (60) days after the Committee's receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

         SECTION 13.3. DESIGNATION OF BENEFICIARY. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         SECTION 13.4. LIMITATION OF PARTICIPANT'S RIGHT. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other Salary to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.

         SECTION 13.5. NO LIMITATION ON COMPANY ACTIONS. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

         SECTION 13.6. OBLIGATIONS TO COMPANY. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable, to the extent permissible under State law. Such determination shall be made by the Committee.

         SECTION 13.7. NONALIENATION OF BENEFITS. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan, except pursuant to a domestic relations order that would qualify as a Qualified Domestic Relations Order under section 414(p) of the Code. The Company's obligations under this Plan may not be assigned or transferred except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged

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                               USA EDUCATION, INC.
                  DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
--------------------------------------------------------------------------------

         or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         SECTION 13.8. PROTECTIVE PROVISIONS. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations (for insurance purposes) as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant's Distribution Option Accounts in accordance with his prior elections.

         SECTION 13.9. WITHHOLDING TAXES. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         SECTION 13.10. UNFUNDED STATUS OF PLAN. The Plan is intended to constitute an "unfunded" plan of deferred Salary for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

         SECTION 13.11. SEVERABILITY. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         SECTION 13.12. GOVERNMENT LAW. The Plan shall be construed in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws.

         SECTION 13.13. HEADINGS. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

         SECTION 13.14. GENDER, SINGULAR OR PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

         SECTION 13.15. NOTICE. Any notice or filing required or permitted to be given to the Plan Administrator or the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan Administrator or the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

                  This Plan restatement includes amendments made on June 30, 1999, October 1, 2000 and February 1, 2001.



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